Exhibit 21.1

Subsidiaries of Immunicon Corporation

•	Immunivest Corporation, a Delaware Corporation

•	IMMC Holdings, Inc., a Delaware Corporation

•	Immunicon Europe, Inc., a Delaware Corporation